UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

FEI COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

5350 NE Dawson Creek Drive
Hillsboro, Oregon 97124-5793

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On May 19, 2005

To the Shareholders of FEI Company:

Notice is hereby given that the Annual Meeting of Shareholders of FEI Company, an Oregon corporation, will be held on Thursday, May 19, 2005, at 9:00 a.m. local time, at our corporate headquarters located at 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124. The purposes of the Annual Meeting will be:

1.               To elect members of the FEI Board of Directors to serve for the following year and until their successors are duly elected and qualified;

2.               To consider and vote on a proposal to amend the 1995 Stock Incentive Plan to increase the number of shares of our common stock reserved for issuance under the plan from 7,000,000 to 8,000,000;

3.               To consider and vote on a proposal to amend the FEI Employee Share Purchase Plan to increase the number of shares of our common stock reserved for issuance under the plan from 1,450,000 to 1,950,000; and

4.               To transact such other business as may properly come before the meeting or at any and all postponements or adjournments of the meeting.

Only shareholders of record at the close of business on March 21, 2005 and their proxies will be entitled to vote at the annual meeting and any adjournment or postponement of the meeting. A form of proxy and a proxy statement containing more detailed information about the matters to be considered at the annual meeting accompany this notice. We urge you to give this material your careful attention.

You are respectfully requested to date and sign the enclosed proxy and return it in the postage-prepaid envelope enclosed for that purpose. You may attend the meeting in person even though you have sent in your proxy; retention of the proxy is not necessary for admission to the meeting.

By Order of the Board of Directors:

BRADLEY J. THIES
Secretary
Hillsboro, Oregon
April 13, 2005
Your vote is important.
To vote your shares, please complete, sign, date
and mail the enclosed proxy card
promptly in the enclosed return envelope.

FEI COMPANY

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
To Be Held On May 19, 2005

This document is being furnished to FEI shareholders as part of the solicitation of proxies by the FEI Board of Directors for use at the Annual Meeting of Shareholders to be held on Thursday, May 19, 2005 at 9:00 a.m. local time, at 5350 NE Dawson Creek Drive, Hillsboro, Oregon. This proxy statement and the enclosed form of proxy were first mailed to shareholders of record on or about April 13, 2005.

Any person whose proxy is solicited by this proxy statement will be provided, upon request, with an additional copy, without charge, of our 2004 Annual Report on Form 10-K. If you would like additional copies of our 2004 Annual Report on Form 10-K, please contact Jeanne Johnston at (503) 726-7500.

Information Concerning Solicitation and Voting

Purposes of the Annual Meeting

The purposes of the annual meeting are:

1.               To elect members of the FEI Board of Directors to serve for the following year and until their successors are duly elected and qualified;

2.               To consider and vote on a proposal to amend the 1995 Stock Incentive Plan to increase the number of shares of our common stock reserved for issuance under the plan from 7,000,000 to 8,000,000;

3.               To consider and vote on a proposal to amend the FEI Employee Share Purchase Plan to increase the number of shares of our common stock reserved for issuance under the plan from 1,450,000 to 1,950,000; and

4.               To transact such other business as may properly come before the meeting or at any and all postponements or adjournments of the meeting.

Voting and Solicitation

The cost of soliciting proxies for the annual meeting will be borne by us. In addition to soliciting proxies by mail, proxies may be solicited personally or by telephone, facsimile, or other means of communication by our directors, officers and employees. These persons will not specifically be compensated for these activities, but they may be reimbursed for reasonable out-of-pocket expenses in connection with this solicitation. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by these persons. We will reimburse these brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with this solicitation.

Quorum

A majority of the outstanding shares of our common stock must be present in person or by proxy as necessary to constitute a quorum for the Annual Meeting.

The shareholders present at the annual meeting may continue to transact business until adjournment, notwithstanding the subsequent withdrawal of enough shareholders to leave less than a quorum or the refusal of any shareholder present in person or by proxy to vote or participate in the annual meeting. If the annual meeting of shareholders is adjourned for any reason, the approval of the proposals may be considered and voted upon by shareholders at the subsequent reconvened meeting. All proxies will be voted in the same manner as they would have been voted at the original meeting except for any proxies that have been properly withdrawn or revoked.

Vote Required

The following table shows the vote required to approve each proposal.

Proposal	Vote Required
Election of Directors	The directors are elected by a plurality of the votes cast. The Oregon statutory term “plurality” means that the ten director nominees who receive the most votes will be elected.
Amendment to the 1995 Stock Incentive Plan	A majority of the votes cast must vote in favor of the proposal.
Amendment to the FEI Employee Share Purchase Plan	A majority of the votes cast must vote in favor of the proposal.

Record Date and Shares Outstanding

The Board of Directors has fixed the close of business on March 21, 2005 as the record date to determine the shareholders entitled to receive notice of and to vote at the annual meeting. Each holder of common stock on the record date is entitled to one vote per share held on all matters properly presented at the annual meeting. Common stock is our only outstanding authorized voting security and it does not have cumulative voting rights. As of the close of business on March 21, 2005, there were 33,490,693 shares of common stock outstanding and entitled to vote, held by 120 holders of record. All votes on the proposals set forth below will be taken by ballot.

Abstentions and Broker Non-Votes

Abstentions and broker non-votes (the submission of a proxy by a broker or nominee specifically indicating the lack of discretionary authority, or lack of direction as how to vote on a matter) will be counted as present for purposes of determining the presence or absence of a quorum for the transaction of business at the meeting. Abstentions and broker non-votes will have no effect on the voting for proposal 1. Regarding proposals 2 and 3, broker non-votes will have no effect thereon because they are not deemed votes cast and abstentions will have the same effect as a “no” vote.

Revocability of Proxies

Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. The proxy may be revoked by:

•      filing a written notice of revocation dated after the date of the proxy with our secretary, Bradley J. Thies, in care of FEI Company at 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124-5793, at or before the vote at the annual meeting;

•      signing a later dated proxy relating to the same shares and delivering it to our secretary before the annual meeting; or

•      attending the annual meeting and voting in person.

If a broker, bank or other nominee holds your shares, you must contact them in order to find out how to change your vote.

Attendance at the annual meeting, however, will not, in and of itself, constitute a revocation of a proxy. All executed, timely and unrevoked proxies will be voted at the annual meeting in accordance with the shareholder’s instructions. Executed proxies without instructions will be voted “FOR” each of the director nominees and “FOR” approval of proposals 2 and 3.

Discretionary Authority

While the notice of annual meeting of shareholders provides for transaction of such other business as may properly come before the meeting, the Board of Directors has no knowledge of any matters to be presented at the meeting other than those referred to herein. The enclosed proxy, however, gives discretionary authority to the proxy holders to vote in accordance with the recommendation of management if any other matters are presented.

Shareholder Proposals - 2006 Annual Meeting of Shareholders

In order to be brought before our shareholders at a shareholder meeting, shareholder proposals must comply with our Amended and Restated Bylaws. Under our Amended and Restated Bylaws, a shareholder must give advance notice to our secretary of any business that the shareholder wishes to bring before the annual meeting, including nominations of candidates for our Board. To be timely, the notice must be received by our secretary at least 90 days in advance of the anniversary of the preceding year’s annual meeting or at least 45 days in advance of the first anniversary date of the mailing of our proxy statement for the previous year’s annual meeting of shareholders, whichever is earlier. In order to be brought before our 2006 annual meeting of shareholders, therefore, shareholder proposals must be received by our secretary no later than February 18, 2006. With respect to a shareholder’s proposal, including proposals for the nomination of a candidate for our Board, the shareholder notice to the secretary must contain certain information as set forth in our Amended and Restated Bylaws.

Inclusion of Shareholder Proposals in Our Proxy Statement

In addition, to be included in our proxy statement for the 2006 Annual Meeting of Shareholders, shareholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and be received by our secretary no later than December 14, 2005 (120 days in advance of the first anniversary date of the mailing of our proxy statement for the previous year’s annual meeting of shareholders). Shareholders may nominate individuals for election to the Board, but such nominations (as distinguished from shareholder recommendations for directors discussed in the section titled “Shareholder Recommendations for Directors”) are not considered shareholder proposals within the meaning of Rule 14a-8 and will not be included in our proxy. For more information regarding shareholder nominations of directors, please see the section below titled “Shareholder Nominations of Directors.”

For additional information regarding shareholder proposals to be brought before our annual meeting of shareholders or to be included in our proxy statement, please see our Amended and Restated Bylaws.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

All of our directors are elected at each annual meeting to serve until their successors are duly elected and qualified, or their earlier death, resignation or removal. If any of the nominees for director at the annual meeting becomes unavailable for election for any reason (none being presently known), the proxy holders will have discretionary authority to vote, pursuant to the proxy, for a suitable substitute or substitutes.

The Board of Directors recommends that the shareholders vote FOR the slate of nominees named in the table below.

The Board, upon the recommendation of the Nominating and Governance Committee, has nominated the persons named in the following table for election as Directors:

Name	Position	Age(1)	Director Since
Dr. Michael J. Attardo	Director	63	1999
Lawrence A. Bock	Director	45	2004
Wilfred J. Corrigan	Director	67	2002
Thomas F. Kelly	Director	52	2003
Dr. William W. Lattin	Director	64	1999
Jan C. Lobbezoo	Director	58	1999
Dr. Gerhard Parker	Director	61	2001
James T. Richardson	Director	57	2003
Vahé A. Sarkissian	Chairman, President and Chief Executive Officer	62	1998
Donald R. VanLuvanee	Director	60	1995

(1) As of March 1, 2005.

Each of these nominees is presently serving on our board. The Board has determined that each of the directors, except Messrs. Lobbezoo and Sarkissian, qualify as an independent director under the Nasdaq Stock Market listing standards. There are no family relationships among our executive officers and directors.

Certain biographical information is as follows:

Dr. Michael J. Attardo has served as a director of FEI since April 1999. Dr. Attardo has been retired since 1999. From 1992 to 1999, Dr. Attardo was General Manager of International Business Machines Corporation’s (“IBM”) Microelectronics Division. Dr. Attardo enjoyed more than 30 years of experience in engineering, management and development at IBM. Prior to serving as General Manager of the Microelectronics Division, Dr. Attardo was General Manager of the Manufacturing and Process Development Division of IBM. He serves as a member of the board of directors of the Semiconductor Industries Association, and the Engineering Council of the Columbia University School of Engineering and Applied Science. He also serves on the joint industry-government Semiconductor Technology Council for the United States Department of Defense. In addition, Dr. Attardo serves on the supervisory board of directors for ASML Holding N.V., a manufacturer of advanced technology systems for the semiconductor industry. Dr. Attardo holds a B.A. from Queens College and a B.S., M.S. and Ph.D. from Columbia University.

Lawrence A. Bock became a director in December 2004.  Since March 2004, Mr. Bock has been Executive Chairman of Nanosys, Inc., a nanotechnology platform and product development company.  Mr. Bock also has been a General Partner of CW Ventures, a venture capital management firm focused on seed-sate start-ups in the life and physical sciences since 1999. Mr. Bock has more than twenty years experience in leadership in the life sciences and nanotechnology industries and has co-founded over a dozen companies and served as chief executive officer of six companies. He is a member of the President’s Export Council Subcommittee on Export Administration and a member of the Blue Ribbon Task Force on nanotechnology formed by Congressman Mike Honda of San Jose, California. Mr. Bock also serves on the Advisory Board and Technology Advisory Board of the NanoBusiness Alliance as well as the Advisory Board of the Faculty of Chemistry of the University of California-Berkeley.  Mr. Bock received his B.A. in Biochemistry from Bowdoin College and his M.B.A. from UCLA.

Wilfred J. Corrigan has served as a director of FEI since May 2002. Mr. Corrigan is the principal founder of LSI Logic Corporation, a leader in the design, development, manufacture and marketing of complex, high-performance integrated circuits and storage systems, and has served as its Chairman of the Board of Directors and Chief Executive Officer since the company was founded in 1981. Mr. Corrigan also serves on the board of directors of several privately held corporations. Mr. Corrigan holds a B.S. degree in Chemical Engineering from the Imperial College of Science in London, England.

Thomas F. Kelly has served as a director of FEI since September 2003. Mr. Kelly is a venture partner with Trident Capital. From January 2001 to September 2004, Mr. Kelly was Chairman and Chief Executive Officer of BlueStar Solutions, Inc., an enterprise resource planning software hosting company. From July 1998 through December 2000, Mr. Kelly was Chairman and Chief Executive Officer of Blaze Software, Inc., a provider of rules-based e-business software that enables personalized interaction across an enterprise’s electronic contact points. From March 1996 through March 1998, Mr. Kelly was employed at Cirrus Logic, Inc., a provider of digital audio, video and high performance analog and mixed signal integrated circuits for consumer entertainment and industrial applications, as Executive Vice President and Chief Financial Officer, and then subsequently Chief Operating Officer. Mr. Kelly also serves on the board of directors of Epicor Software Corporation, an enterprise software company. Mr. Kelly holds a B.S. degree in Economics from Santa Clara University.

Dr. William W. Lattin has served as a director of FEI since April 1999.  Since 2002, Dr. Lattin has served as the President of Lattin Enterprises, a firm that invests in development stage technology companies. Dr. Lattin was the Executive Vice President of Synopsys, Incorporated, a leading supplier of electron design automation software to the global electronics industry, from October 1994 until October 1999.  From 1986 to 1994, Dr. Lattin was CEO of Logic Automation and Vice President of the Systems Group at Intel Corporation from 1975 to 1986. Dr. Lattin serves on the Board of Directors of Merix Corporation, a manufacturer of technologically advanced electronic interconnect solutions for use in sophisticated electronic equipment, and RadiSys Corporation, a provider of advanced embedded solutions for the service provider, commercial and enterprise systems markets, and several private companies. Dr. Lattin holds a Ph.D. degree in electrical engineering from Arizona State University and M.S.E.E. and B.S.E.E. degrees from the University of California-Berkeley.

Jan C. Lobbezoo has served as a director of FEI since July 1999. Mr. Lobbezoo has been Executive Vice President and Chief Financial Officer of Philips Semiconductors International B.V., an affiliate of Philips, since May 1994. He joined Philips in 1970 and has served in a number of finance and control positions in Nigeria, South Africa and Scandinavia, as well as in the Netherlands. Mr. Lobbezoo serves on the board of directors of Taiwan Semiconductor Manufacturing Co., Ltd., an integrated circuit foundry. Mr. Lobbezoo holds a M.A. degree in Business Economics from Erasmus University, Rotterdam, the Netherlands.

Dr. Gerhard Parker has served as a director of FEI since July 2001. Dr. Parker has been retired since 2001. Dr. Parker held a variety of positions at Intel Corporation from 1969 to 2001, where he served most recently, from 1999 to 2001, as Executive Vice President of the New Business Group. During his tenure at Intel, Dr. Parker also served as Senior Vice President of the company’s Technology and Manufacturing Group from 1989 to 1999, where he managed worldwide manufacturing. Dr. Parker serves on the board of directors of Applied Materials, Inc., a supplier of products and services to the semiconductor industry. Dr. Parker holds B.S.E.E., M.S.E.E. and Ph.D. degrees from the California Institute of Technology.

James T. Richardson has served as a director of FEI since July 2003. Mr. Richardson currently serves as a director of and consultant to technology companies. From 1998 to 2001, Mr. Richardson served as the Senior Vice President and Chief Financial Officer of WebTrends Corp., an enterprise solution provider, now a division of NetIQ. Prior to that, he was Senior Vice President, Corporate Operations and Chief Financial Officer at Network General Corporation, a software-based fault and performance solution provider for managing computer networks, (which has since merged with McAfee to form Network Associates) from 1994 to 1998. Mr. Richardson currently serves as a member of the board of directors of Plumtree Software, a provider of software for deploying advanced web applications, and Digimarc Corporation, a supplier of secure personal identification systems. Mr. Richardson received a B.A. degree in finance and accounting from Lewis and Clark College, an M.B.A. degree from the University of Portland and a J.D. degree from the Lewis and Clark Law School. He graduated from Stanford Directors’ College in 2001 and is both a C.P.A. and attorney in Oregon.

Vahé A. Sarkissian joined FEI as President, Chief Executive Officer and director in May 1998 and has been Chairman of the Board of Directors since January 2002. From 1994 to 1995, Mr. Sarkissian was President and Chief Executive Officer of Metrologix, Inc., an electron beam metrology company. Mr. Sarkissian was with Silicon Valley Group, Inc., a semiconductor equipment company, from 1989 to 1993, as President and Chief Operating Officer, and was also President and Chief Executive Officer of SVG Lithography Systems, a subsidiary of SVG. Before SVG, Mr. Sarkissian was a Vice President of Data General Corp., a provider of open computer systems, including servers and mass storage products. Mr. Sarkissian has served as a member of the board of directors of two private technology companies. Mr. Sarkissian holds a B.S.E.E. degree from Northrop University and an M.S.E.E. degree from the University of Santa Clara.

Donald R. VanLuvanee has served as a director of FEI since November 1995. Mr. VanLuvanee has been retired since 2002. From 1992 to 2002, Mr. VanLuvanee was President, Chief Executive Officer and a director of Electro Scientific Industries, Inc., a provider of high technology manufacturing equipment to the global electronics market. Mr. VanLuvanee serves as a director of Micro Component Technology, Inc., a semiconductor equipment manufacturing company. Mr. VanLuvanee holds  B.S.E.E. and M.S.E.E. degrees from Rennselaer Polytechnic Institute.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Our Board met six times during 2004. During 2004, no director attended fewer than 75% of the meetings of the Board of Directors and any committees of which the director was a member. Throughout 2004, the standing committees of our Board of Directors were the Audit Committee, the Compensation Committee and the Nominating and Governance Committee.  Our Board of Directors has determined that, since January 28, 2004, all of our standing committees consist only of independent directors as prescribed by the rules and regulations of Nasdaq and the Securities and Exchange Commission, including Rule 10A-3(b)(1) under the Exchange Act related to audit committee member independence.

The Board encourages attendance of board members at our annual meeting of shareholders. Messrs. Sarkissian, Lattin, Parker, Richardson and VanLuvanee attended our 2004 annual meeting.

Audit Committee

The Audit Committee’s responsibilities and authorities include, but are not limited to, responsibilities and authorities concerning the following general categories: (i) processes, controls and risk management; (ii) the independent auditors; and (iii) reports submitted to the Securities and Exchange Commission and other disclosure made by us.

From January 1, 2004 to January 28, 2004, the Audit Committee consisted of Michael J. Attardo, Jan C. Lobbezoo and James T. Richardson (Chair).  On January 28, 2004, Mr. Lobbezoo ceased to serve on the Audit Committee and Thomas F. Kelly was added.  The Audit Committee met ten times in 2004.

The Audit Committee charter was amended and restated on January 28, 2004 and was attached to our proxy statement for our 2004 annual meeting as Appendix A. The Audit Committee charter is also available on our website, free of charge, at www.feicompany.com. You can also obtain a copy of the charter, free of charge, by writing to us at FEI Company, 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124-5793.

Compensation Committee

The Compensation Committee determines compensation for our executive officers, administers our stock incentive plans and employee share purchase plan and addresses general compensation issues for us. From January 1, 2004 to January 28, 2004, the Compensation Committee consisted of William E. Curran, Gerhard Parker and Donald R. VanLuvanee (Chair). On January 28, 2004, Mr. Curran ceased to serve on the Compensation Committee and Wilfred J. Corrigan was added to the Compensation Committee. The Compensation Committee met five times in 2004.

The Compensation Committee charter, which was amended and restated on January 28, 2004, is available on our website, free of charge, at www.feicompany.com. You can also obtain a copy of the charter, free of charge, by writing to us at FEI Company, 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124-5793.

Nominating and Governance Committee

The Nominating and Governance Committee reviews qualifications and makes recommendations to the Board of Directors concerning nominees to the Board and the Board’s membership. During 2004, the Nominating and Governance Committee consisted of Wilfred J. Corrigan, William W. Lattin (Chair) and Dr. Gerhard Parker.  The Nominating and Governance Committee met four times in 2004.

The charter governing operation of the Nominating and Governance Committee, which was adopted in May 2003, is available on our website, free of charge, at www.feicompany.com. You can also obtain a copy of the charter, free of charge, by writing to us at FEI Company, 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124-5793.

Nominees for election at the 2005 Annual Meeting of Shareholders are all currently directors and were originally recommended to our board by various sources, including our outside directors, advisors and other referral sources.   Mr. Lawrence Bock was identified by a third-party search firm, which was retained by management in consultation with the Nominating and Governance Committee.

QUALIFICATIONS AND RECOMMENDATION OF DIRECTORS

The Nominating and Governance Committee (the “Nominating Committee”) evaluates and identifies candidates that it selects, or recommends to the Board of Directors for selection, as director nominees.  In evaluating director candidates, the Nominating committee may retain third party search firms to identify such candidates.

In order to evaluate and identify director candidates, the Nominating Committee considers the suitability of each director candidate, including the current members of the Board, in light of the current size, composition and current perceived needs of the Board.  As set forth in more detail in the Nominating Committee’s charter, the Nominating Committee seeks highly qualified and experienced candidates and considers many factors in evaluating such candidates, including, but not limited to, issues of character, judgment, independence, background, age, expertise, diversity of experience, length of service and other commitments.  The Nominating Committee does not assign any particular weight or priority to any of these factors.

The Nominating Committee may review director candidates solely by reviewing information provided to it or also through discussions with persons familiar with the candidate, an interview with the candidate or other actions that the Nominating Committee deems proper.  After such review and consideration, the Nominating Committee selects, or recommends that the Board select, the slate of director nominees, either at a meeting of the Nominating Committee at which a quorum is present or by unanimous written consent of the Nominating Committee.

SHAREHOLDER RECOMMENDATIONS FOR DIRECTORS

Shareholders who have held at least 10,000 shares or more of our common stock for at least a twelve-month period may make recommendations to the Nominating Committee for potential Board members as follows:

•                  The recommendation must be made in writing to FEI Company, Attention: Corporate Secretary, 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124.

•                  The recommendation must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and FEI within the last three years and evidence of the recommending person’s ownership of FEI common stock.

•                  The recommendation shall also contain a statement from the recommending shareholder in support of the candidate; professional references, particularly those that pertain to characteristics relevant to board membership, including issues of character, judgment, diversity, age, independence, expertise, corporate experience, length of service, other commitments and the like; and personal references.

•                  A statement from the shareholder nominee indicating that such nominee wants to serve on the Board and could be considered “independent” under the Rules and Regulations of Nasdaq and the Securities and Exchange Commission (“SEC”), as in effect at that time.

SHAREHOLDER NOMINATIONS OF DIRECTORS

Our bylaws provide that nominations for election to the Board may be made only by the Board or a Board committee, or by any shareholder of record entitled to vote in the election of directors at the meeting. A shareholder who wishes to make a nomination must give written notice, by personal delivery or mail, to the Secretary of FEI Company. In the case of an annual meeting of shareholders, the notice must be received at our principal executive office at the address specified above not less than 90 days prior to the first anniversary of the preceding year’s annual meeting or at least 45 days in advance of the first anniversary date of the mailing of the proxy materials for the prior year’s annual meeting, whichever is earlier. In the case of our 2006 Annual Meeting, this notice must be received by us no later than February 18, 2006.

To be effective, the notice must set forth all information required by Section 1.11 of our bylaws, including, without limitation, the name, age, business address and residence address of each person being nominated, the principal occupation, or employment of such person, the class and number of shares of capital stock beneficially owned by the person, and all other information relating to such person that is or would be required to be disclosed in a solicitation of proxies pursuant to the rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, certain information must be provided about the shareholder or shareholder group making a nomination, as detailed in Section 1.11 of our bylaws. Finally, a shareholder or shareholder group making a nomination must comply with all applicable requirements of the Exchange Act, including providing a nominee’s consent to being named in a proxy statement and to serve as a director if elected.

SHAREHOLDER COMMUNICATIONS WITH DIRECTORS

Our shareholders may contact our Board via electronic mail at bod@feico.com or via regular mail at c/o FEI Company, 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124.

DIRECTOR COMPENSATION

Under our 1995 Stock Incentive Plan, we grant each new director a non-statutory option to purchase 15,000 shares of our common stock when the individual becomes a director. In addition, each director is automatically granted an annual non-discretionary, non-statutory option to purchase 7,500 shares of our common stock on the date of our Board meeting which directly follows the Annual Meeting of Shareholders.

Cash compensation is paid to our independent directors as follows:

•                  a $15,000 annual retainer;

•                  a $10,000 additional annual retainer for membership on the Audit Committee(1);

•                  a $5,000 additional annual retainer for membership on the Compensation or Nominating Committee(1);

•                  a $2,500 additional annual retainer for serving as a committee chair;

•                  a $10,000 additional annual retainer for serving as the Lead Director;

•                  a per Board meeting attendance fee of $1,000 whether attended in person or by phone; and

•                  a per committee meeting attendance fee of $1,000 whether attended in person or by phone.

All annual retainers are paid in quarterly installments.

(1)          If a director serves on more than one committee, the annual additional retainer for service on the additional committee(s) is $2,500 per additional committee.

Under the current terms of the plan, only independent directors receive fees for services as a director and all directors receive option grants for their services. All directors were reimbursed in 2004 for reasonable expenses incurred in attending meetings.

In 2004, we granted options to purchase a total of 192,500 shares of our common stock to our directors, including 110,000 to Mr. Sarkissian, and paid a total of $278,125 in fees to our independent directors.

PROPOSAL NO. 2
AMENDMENT TO 1995 STOCK INCENTIVE PLAN

We maintain our 1995 Stock Incentive Plan for the benefit of our employees, officers and directors and others who provide services to FEI. The Board believes the availability of stock incentives is an important factor in our ability to attract and retain experienced and competent employees and to provide an incentive for them to exert their best efforts on behalf of FEI. We propose to amend the plan to increase the number of shares of our common stock reserved for issuance under the plan from 7,000,000 to 8,000,000.  We are not proposing to amend the plan in any other way.

As of March 22, 2005, out of a total of 7,000,000 shares reserved for issuance under the plan, only 1,131,060 shares remained available for future grant. The Board believes additional shares will be needed under the plan to provide appropriate incentives to employees, officers and directors. Accordingly, on January 27, 2005, the Board approved an amendment to the plan, subject to shareholder approval, to reserve an additional 1,000,000 shares for issuance under the plan.  Accordingly, the total number of shares reserved for issuance under the plan would be increased from 7,000,000 to 8,000,000 shares.

Key provisions of the plan are described below.

Description of the 1995 Stock Incentive Plan

Eligibility

All employees, officers and directors of FEI and its subsidiaries, approximately 1,700 persons in total, are eligible to participate in the plan. Non-employee agents, consultants, advisors, persons involved in the sale or distribution of FEI’s products and independent contractors of FEI or any subsidiary also are eligible to participate in the plan.

Administration

Our Board is authorized to administer the plan and may promulgate rules and regulations for the operation of the plan. The Board has delegated authority to administer the plan to the Compensation Committee. Only our Board, however, may amend, modify or terminate the plan. No options intended to be incentive stock options, however, may be granted after January 26, 2015.

Term of Plan

The plan will continue until all shares available for issuance under the plan have been issued and all restrictions on such shares have lapsed. Our Board may suspend or terminate the plan at any time.

Stock Options

The Compensation Committee determines:

•                  the persons to whom options are granted;

•                  the option price;

•                  the number of shares to be covered by each option;

•                  the term of each option;

•                  the times at which options may be exercised; and

•                  whether the option is an incentive stock option or a nonqualified stock option.

If an option is an incentive stock option, the option price cannot be less than the fair market value of our common stock on the date of grant. If an optionee at the time of grant of an incentive stock option owns stock representing more than 10% of our combined voting power, the option price may not be less than 110% of the fair market value of our common stock on the date of grant. In addition, the plan limits the amount of incentive stock options that may become exercisable under the plan in any year to $100,000 per optionee, based on the fair market value of the stock on the date of grant. No monetary consideration is paid to us upon the granting of options. Currently, no employee may be granted options or stock appreciation rights under the plan for more than 200,000 shares in connection with the hiring of the employee or 250,000 shares in any subsequent year.

Options granted under the plan generally continue in effect for the term fixed by the Compensation Committee, except that incentive stock options are not exercisable after the expiration of 10 years from the date of grant. Options are exercisable in accordance with the terms of an option agreement entered into at the time of grant. Options are nontransferable except on the death of a holder. Options may be exercised only while an optionee is employed by FEI or a subsidiary or within twelve months following termination of employment by reason of death or disability or thirty days following termination for any other reason. In the event of the death of an optionee, all outstanding options held by the optionee will become fully vested. The Compensation Committee may extend the exercise period for any period up to the expiration date of the option and may increase the number of shares for which the option may be exercised up to the total number of shares underlying the option. The purchase price for each share purchased on the exercise of options must be paid in:

•                  cash, including cash that may be the proceeds of a loan from us;

•                  shares of our common stock valued at fair market value;

•                  restricted stock;

•                  performance units or other contingent awards denominated in either stock or cash;

•                  deferred compensation credits; or

•                  other forms of consideration, as determined by the Compensation Committee.

Upon exercise of an option, the number of shares subject to the option and the number of shares available under the plan for future option grants are reduced by the number of shares with respect to which the option is exercised.

Stock Option Grants to Directors

Each individual who is a director receives a non-statutory option to purchase 15,000 shares of our common stock when the individual becomes a director. In addition, each director is automatically granted an annual non-discretionary, non-statutory option to purchase 7,500 shares of our common stock on the date of our Board meeting which directly follows the Annual Meeting of Shareholders. All director options vest as to 2.78% per month, with full vesting occurring on the third anniversary of the grant date (assuming continued service on the Board).

Stock Appreciation Rights

Stock appreciation rights (“SARs”) may be granted under the plan. SARs may, but need not, be granted in connection with an option grant or an outstanding option previously granted under the plan. A SAR gives the holder the right to payment from us of an amount equal in value to the excess of the fair market value on the date of exercise of a share of our common stock over its fair market value on the date of grant or, if granted in connection with an option, the option price per share under the option to which the SAR relates.

A SAR is exercisable only at the time or times established by the Compensation Committee. If a SAR is granted in connection with an option, it is exercisable only to the extent and on the same conditions that the related option is exercisable. Payment by us upon exercise of a SAR may be made in:

•                  our common stock valued at its fair market value;

•                  cash; or

•                  partly in stock and partly in cash, as determined by the Compensation Committee.

The Compensation Committee may withdraw any SAR granted under the plan at any time and may impose any condition upon the exercise of a SAR. The Compensation Committee also may adopt rules and regulations from time to time affecting the rights of holders of SARs. No SARs have been granted under the plan.

Stock Bonus Awards

The Compensation Committee may award shares of our common stock as a stock bonus under the plan. The Compensation Committee may determine the persons who receive such awards, the number of shares to be awarded and the time of the award. Stock received as a stock bonus is subject to the terms, conditions and restrictions determined by the Compensation Committee at the time the stock is awarded.

Restricted Stock

We may issue restricted stock in amounts, and for consideration, subject to restrictions and on terms determined by the Compensation Committee.

Cash Bonus Rights

The Compensation Committee may grant cash bonus rights under the plan in connection with:

•                  options granted or previously granted;

•                  SARs granted or previously granted;

•                  stock bonuses awarded or previously awarded; and

•                  shares sold or previously sold under the plan.

Bonus rights may be used to provide cash to employees for the payment of taxes in connection with awards under the plan.

Performance Units

The Compensation Committee may grant performance units consisting of monetary units that may be earned in whole or in part if we achieve goals established by the Compensation Committee over a designated period of time not to exceed 10 years. Payment of an award earned may be in cash or stock or both and may be made when earned, or vested and deferred, as the Compensation Committee determines. No performance units have been granted under the plan.

Foreign Qualified Grants

Awards under the plan may be granted to eligible persons residing in foreign jurisdictions. The Compensation Committee may adopt supplements to the plan required to comply with the applicable laws of foreign jurisdictions and to afford participants favorable treatment under those laws, but no award may be granted under any supplement with terms that are more beneficial to the participants than the terms permitted by the plan.

Changes in Capital Structure

If shares of our outstanding common stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of FEI or of another corporation by reason of any recapitalization, stock split or other specified transactions, the Compensation Committee will make appropriate adjustment to the number and kind of shares available for awards under the plan (including, but not limited to, the per person limits on grants and the number of options granted to directors). If we are a party to a merger, consolidation or plan of exchange or we sell all or substantially all of our assets, the Compensation Committee may select one of the following alternatives for treating outstanding options under the plan:

•                  outstanding options will remain in effect in accordance with their terms;

•                  outstanding options shall be converted into options to purchase stock in the corporation that is the surviving or acquiring corporation in the transaction; or

•                  a 30-day period before the completion of the transaction will be provided during which outstanding options will be exercisable to the extent exercisable and, upon the expiration of the 30-day period, all unexercised options immediately will terminate.

The Compensation Committee may accelerate the exercisability of options so that they are exercisable in full during the 30-day period. If FEI is dissolved, options will be treated as described in the third alternative listed above.

New Plan Benefits

The number of options, SARs or restricted stock grants that an employee or consultant may receive under the plan is at the discretion of the Compensation Committee and, therefore, cannot be determined in advance.

The following table sets forth the aggregate number of shares subject to options granted to the named executive officers, directors and certain other persons or groups of people under the plan in 2004.

Name and Position	Option Shares(1)
Vahé A. Sarkissian, Chairman, President and Chief Executive Officer	110,000
John A. Doherty, Senior Vice President, Worldwide Sales	20,000
Robert S. Gregg, Executive Vice President and Chief Financial Officer	200,000
Steven D. Berger, Executive Vice President and Chief Operating Officer	100,500
Robert H.J. Fastenau, Senior Vice President and General Manager, Electron Optics Products Division	30,000
Dr. Michael J. Attardo, Director	7,500
Lawrence A. Bock, Director	15,000
Wilfred J. Corrigan, Director	7,500
Thomas F. Kelly, Director	7,500
Dr. William W. Lattin, Director	7,500
Jan C. Lobbezoo, Director	15,000
Dr. Gerhard Parker, Director	7,500
James T. Richardson, Director	7,500
Donald R. VanLuvanee, Director	7,500
All Current Executive Officers as a Group (9 people)	517,500
All Non-Executive Officer Directors as a Group (9 people)	82,500
All Non-Executive Officer Employees as a Group (approximately 1,700 people)	615,400

(1)          The above options were granted at an average exercise price of $22.81 per share. The exercise price is equal to the fair market value of our common stock on the date of grant.

Tax Consequences

Some options authorized to be granted under the plan are intended to qualify as incentive stock options for federal income tax purposes. Under federal income tax law now in effect, an optionee will recognize no income upon grant or upon a proper exercise of the incentive stock option. If an employee exercises an incentive stock option and does not dispose of any of the option shares within two years following the date of grant and within one year following the date of exercise, any gain realized on subsequent disposition of the shares will be treated as income from the sale or exchange of a capital asset. If an employee disposes of shares acquired upon exercise of an incentive stock option before the expiration of either the one-year holding period or the two-year waiting period, any amount realized will be taxable as ordinary compensation income in the year of the disqualifying disposition to the extent that the lesser of the fair market value of the shares on the exercise date or the fair market value of the shares on the date of disposition exceeds the exercise price. We will not be allowed any deduction for federal income tax purposes at either the time of the grant or exercise of an incentive stock option. On any disqualifying disposition by an employee, we generally will be entitled to a deduction to the extent the employee realized ordinary income.

Other awards authorized to be granted under the plan are nonqualified stock options and stock appreciation rights (individually, a “SAR”). Under federal income tax law now in effect, no income is realized by the grantee of a nonqualified stock option or SAR until the option or right is exercised. At the time of exercise of a nonqualified stock option or SAR, the optionee will realize ordinary compensation income and we generally will be entitled to a deduction in an amount by which the market value of the shares (and any cash) subject to the option or right at the time of exercise exceeds the exercise price. We are required to withhold taxes from the income amount for employees. On the sale of shares acquired upon exercise of a nonqualified stock option or SAR, the excess of the amount realized from the sale over the market value of the shares on the date of exercise will be taxable as capital gains income.

An employee who receives stock in connection with the performance of services generally will realize taxable income at the time of receipt unless the shares are substantially unvested for purposes of section 83 of the Internal Revenue Code and no section 83(b) election is made. For shares that are unvested at the time of receipt, the employee will realize taxable income in each year in which a portion of the shares substantially vest, unless the employee makes an election under section 83(b) within 30 days after the original transfer. We generally will be entitled to a tax deduction in an amount includable as income by the employee at the same time or times as the employee recognizes income with respect to the shares. We are required to withhold employment taxes from the income amount. A participant who receives a cash bonus right or performance unit under the plan generally will recognize income equal to the amount of the cash bonus or the fair market value of stock paid at the time of receipt. We generally will be entitled to a deduction equal to the income recognized by such participant.

Section 162(m) of the Internal Revenue Code limits the amount that we may deduct for compensation paid to any of our most highly compensated officers in any year to $1,000,000 per person. Under regulations of the Internal Revenue Service, compensation received through the exercise of an option or a SAR is not subject to the $1,000,000 limit if the option or SAR and the plan under which they were granted meet certain requirements. We have designed the plan to permit us to make grants of SARs and options that meet these requirements.

RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board recommends that the shareholders vote FOR the amendment to the FEI 1995 Stock Incentive Plan.

PROPOSAL NO. 3
AMENDMENT TO EMPLOYEE SHARE PURCHASE PLAN

We maintain an employee share purchase plan for the benefit of our employees. The Board believes the availability of stock incentives is an important factor in our ability to attract and retain experienced and competent employees and to provide an incentive for them to exert their best efforts on our behalf. We propose to amend the FEI Employee Share Purchase Plan to increase the number of shares of FEI common stock reserved for issuance under the plan from 1,450,000 to 1,950,000.

As of March 22, 2005, out of a total of 1,450,000 shares reserved for issuance under the plan, 397,370 shares remained available for purchase. The Board believes additional shares are needed under the plan to provide appropriate incentives to employees. Accordingly, on January 27, 2005, the Board approved an amendment to the plan, subject to shareholder approval, to reserve an additional 500,000 shares for issuance pursuant to the plan, thus increasing the total number of shares reserved for issuance under the plan from 1,450,000 to 1,950,000 shares.

Key provisions of the employee share purchase plan are described below.

Description of the Employee Share Purchase Plan

Eligibility

Except as described below, all full-time employees of FEI and certain designated subsidiaries, including employees who are officers or directors of FEI and certain designated subsidiaries, approximately 1,700 persons in total, are eligible to participate in the plan. Any employee who owns or would be deemed to own five percent or more of the voting power or value of all classes of our stock is ineligible to participate in the plan.

Plan Offerings and Purchase of Shares

In October 2004, the Board of Directors reduced the offering periods under the plan from twelve months to six months.  Currently, offering periods commence on or about June 1 and December 1 of each year and end on the last day of the following May and November, respectively. On the first trading day of each offering period, known as the “offering date,” each eligible employee is automatically granted an option to purchase shares of our common stock to be automatically exercised on the last trading day of each of the two six-month purchase periods comprising an offering period. The last trading day of a purchase period is known as a “purchase date.”

No option will permit an employee to purchase more than 1,000 shares or permit an employee’s right to purchase shares under the plan to accrue at a rate that exceeds $25,000 of fair market value (determined at the offering date) for each calendar year that the option is outstanding. Each eligible employee may elect to participate in the plan by filing a subscription and payroll deduction authorization. Shares may be purchased under the plan only through payroll deductions of not more than 15 percent of an employee’s base pay plus commissions. On the purchase date, the amounts withheld will be applied to purchase our shares for the employee. The purchase price will be the lesser of 85 percent of the closing market price of our common stock on the offering date or on the purchase date. For future offering periods, the Compensation Committee of our Board may choose to use a higher (but not lower) price for shares.

An employee may terminate participation in the plan by written notice to us at least 10 days before the purchase date. The employee will then receive all funds withheld from his or her pay and not yet used to purchase shares. No interest will be paid on funds withheld from employees unless otherwise determined by the Board. An employee may reinstate participation in the plan, but only after the first purchase date following termination. The rights of employees under the plan are not transferable.

Automatic Withdrawal from an Offering Period

If the fair market value of a share of our common stock on a purchase date other than the final purchase date of an offering period is less than the fair market value of a share of our common stock on the offering date of the offering period, every participant will be (a) automatically withdrawn from that offering period at the close of the purchase date and after the acquisition of shares of our common stock for the purchase period and (b) enrolled in the offering period commencing on the first business day following that purchase date. A participant may elect not to be automatically withdrawn from an offering period by written notice to us.

Administration

The plan is administered by the Compensation Committee. The Compensation Committee may change the duration of the offering periods or the purchase periods (except that no offering period may have a duration exceeding 27 months), promulgate rules and regulations for the operation of the plan, adopt forms for use in connection with the plan, decide any question of interpretation of the plan or rights arising under the plan and generally supervise the administration of the plan. We currently pay all administrative expenses of the plan other than commissions on sales of shares for employees’ accounts by the custodian. If we experience a change in our capital structure (e.g., due to a stock dividend), the Compensation Committee may adjust the number and kind of shares issuable under the plan.

Custodian

An independent custodian maintains the records under the plan. Shares purchased by employees under the plan are delivered to and held by the custodian on behalf of the employees. By appropriate instructions from an employee, all or part of the shares may be sold or transferred into the employee’s own name and delivered to the employee.

Amendments

Our Board may amend the plan, except that the plan may not be amended to increase the number of reserved shares or decrease the purchase price of shares without the approval of the shareholders. Our Board may terminate the plan at any time, except that termination will not affect options outstanding under the Employee Share Purchase Plan.

Tax Consequences

The plan is intended to qualify as an “employee purchase plan” within the meaning of Section 423 of the Internal Revenue Code. Under the code, employees will not recognize taxable income or gain with respect to shares purchased under the plan either at the offering date or at a purchase date.

Disposition of shares more than two years after an offering date

If a current or former employee disposes of shares purchased under the plan more than two years after the offering date, or in the event of the employee’s death at any time, the employee or the employee’s estate will be required to report as ordinary compensation income for the taxable year of disposition or death an amount equal to the lesser of:

•                  the excess of the fair market value of the shares at the time of disposition or death over the purchase price; or

•                  15 percent of the fair market value of the shares on the offering date.

In the case of such a disposition or death, we will not be entitled to any deduction from income. Any gain on the disposition in excess of the amount treated as ordinary compensation income will be capital gain. If the disposition is by gift, the employee will not be taxed on any gain in excess of the amount treated as ordinary compensation income, and for the purpose of determining gain or loss on a subsequent disposition, the recipient of the gift will be treated as having purchased the shares for the price paid by the employee plus the amount treated as ordinary compensation to the employee as a result of the gift.

Disposition of shares within two years of an offering date

If an employee disposes of shares purchased under the plan within two years after the offering date, the employee will be required to report the excess of the fair market value of the shares on the purchase date over the purchase price as ordinary compensation income for the year of disposition. If the disposition is by sale, any difference between the fair market value of the shares on the purchase date and the disposition price will be capital gain or loss. If the disposition is by gift, the employee will not be taxed on any gain in excess of the amount treated as ordinary compensation income, and for the purpose of determining gain or loss on a subsequent disposition, the recipient of the gift shares will be treated as having purchased the shares at their fair market value on the purchase date. In the event of a disposition within two years after the offering date, we will be entitled to a deduction from income in the year of such disposition equal to the amount that the employee is required to report as ordinary compensation income. Under the terms of the plan, participants are required to pay to us any amounts necessary to satisfy any tax withholding determined by us to be required in connection with either the purchase or sale of shares acquired under the plan.

New Plan Benefits

The number of shares to be purchased under the employee share purchase plan cannot be determined in advance.

The following table sets forth the aggregate number of shares purchased by the named executive officers, directors and certain other persons or groups of people under the employee share purchase plan in 2004.

Name and Position	Shares(1)
Vahé A. Sarkissian, Chairman, President and Chief Executive Officer	1,000
John A. Doherty, Senior Vice President, Worldwide Sales	476
Robert S. Gregg, Executive Vice President and Chief Financial Officer	1,000
Steven D. Berger, Executive Vice President and Chief Operating Officer	185
Robert H.J. Fastenau, Senior Vice President and General Manager, Electron Optics Products Division	—
Dr. Michael J. Attardo, Director	—
Lawrence A. Bock, Director	—
Wilfred J. Corrigan, Director	—
Thomas F. Kelly, Director	—
Dr. William W. Lattin, Director	—
Jan C. Lobbezoo, Director	—
Dr. Gerhard Parker, Director	—
James T. Richardson, Director	—
Donald R. VanLuvanee, Director	—
All Current Executive Officers as a Group (9 people)	4,247
All Non-Executive Officer Directors as a Group (9 people)	—
All Non-Executive Officer Employees as a Group (approximately 1,700 people)	138,785

(1)   The above shares were purchased at an average price of $16.93 per share.

RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board recommends that the shareholders vote FOR the
amendment to the FEI Employee Share Purchase Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains certain information regarding the beneficial ownership as of March 1, 2005 of our common stock by (i) each person who owns beneficially more than 5% of the outstanding shares of our common stock; (ii) each director and nominee for director of FEI; (iii) each executive officer of FEI named in the summary compensation table; and (iv) all current executive officers and directors as a group. This information is based on information received from or on behalf of the named individuals. Unless otherwise indicated, the address of each shareholder listed in the following table is c/o FEI Company, 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124.

	Common Stock (1)
	Number of	Percent of Shares
Shareholder	Shares (2)	Outstanding
Philips Business Electronics International B.V. Building VP-1, PO Box 218 5600 MD Eindhoven The Netherlands	8,406,007	25.1%

Mazama Capital Management, Inc. (3) One S.W. Columbia Street, Suite 1500 Portland, Oregon 97258	4,894,309	14.6%

FMR Corp. (4) 82 Devonshire Street Boston, Massachusetts 02109	3,524,347	10.5%

Brown Capital Management, Inc. (5) 1201 N. Calvert Street Baltimore, Maryland 21202	2,847,125	8.5%

Jan C. Lobbezoo (6)	8,410,590	25.1%
Vahé A. Sarkissian	704,174	2.1%
John A. Doherty	160,376	*
Steven D. Berger	114,167	*
Robert H.J. Fastenau	67,400	*
Robert S. Gregg	51,000	*
William W. Lattin	28,347	*
Donald R. VanLuvanee	28,125	*
Gerhard Parker (7)	22,125	*
Michael J. Attardo	13,125	*
Wilfred J. Corrigan	9,069	*
James T. Richardson	5,208	*
Thomas F. Kelly	4,931	*
Lawrence A. Bock	1,667	*
All current executive officers and directors as a group (18 persons) (8)	9,999,175	28.7%

*Less than one percent

(1)   Applicable percentage of ownership is based on 33,479,520 shares of common stock outstanding as of March 1, 2005. Beneficial ownership is determined in accordance with the rules of the SEC, and is based on voting and investment power with respect to shares. Shares of common stock subject to options that are exercisable currently or within 60 days after March 1, 2005 are deemed outstanding for purposes of computing the percentage ownership of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person. To our knowledge, unless otherwise indicated or as may be provided by applicable community property laws, each of the persons named above has sole voting and dispositive power with respect to all shares shown as being beneficially owned by them.

(2)   Includes shares of common stock subject to options exercisable within 60 days after March 1, 2005 as follows:

Name	Number of Options
Jan C. Lobbezoo	4,583
Vahé A. Sarkissian	631,130
John A. Doherty	101,000
Steven D. Berger	100,729
Robert H.J. Fastenau	67,400
Robert S. Gregg	50,000
William W. Lattin	26,347
Donald R. VanLuvanee	28,125
Gerhard Parker	12,125
Michael J. Attardo	13,125
Wilfred J. Corrigan	9,069
James T. Richardson	5,208
Thomas F. Kelly	4,931
Lawrence A. Bock	1,667
All current executive officers and directors as a group	1,423,540

(3)   Mazama Capital Management, Inc., an investment advisor, has sole voting power with respect to 2,678,672 of the 4,894,309 shares held and sole dispositive power with respect to all 4,894,309 shares.

(4)   FMR Corp. is a parent holding company and does not have voting power with respect to any of the 3,524,347 shares held. Fidelity Growth Company Fund, in its capacity as an investment advisor, is deemed to be the beneficial owner of the 3,524,347 shares. Members of Edward C. Johnson III’s family are the predominant owners of Class B shares of common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. Abigail P. Johnson, a Director of FMR Corp., owns 24.5% and Edward C. Johnson 3rd, Chairman of FMR Corp., owns 12.0% of the Class B shares. The Johnson family and all other Class B shareholders have entered into a shareholders’ voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR Corp.

(5)   Brown Capital Management, Inc., an investment advisor, has sole voting power with respect to 1,297,025 of the 2,847,125 shares beneficially held and sole dispositive power with respect to all 2,847,125 shares.

(6)   Represents 8,406,007 shares owned by Philips Business Electronics International B.V., for which beneficial ownership has been disclaimed by Mr. Lobbezoo.   Also included options exercisable for 4,583 shares of our common stock for which Mr. Lobbezoo disclaims beneficial ownership since any monetary benefit derived from such options will go to Philips.

(7)   Includes 7,500 shares held by Mr. Parker in the Parker Family Living Trust.

(8)   Includes 8,406,007 shares owned by Philips Business Electronics International B.V., for which beneficial ownership has been disclaimed by Mr. Lobbezoo, options exercisable for 4,583 shares of our common stock for which Mr. Lobbezoo disclaims beneficial ownership and 7,500 shares held by Mr. Parker in the Parker Family Living Trust.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table summarizes equity securities authorized for issuance under equity compensation plans as of December 31, 2004:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by shareholders	4,989,368	$20.59	1,574,355

Equity compensation plans not approved by shareholders	—	—	—

Total	4,989,368	$20.59	1,574,355

CODE OF ETHICS

We adopted a Code of Business Conduct and Ethics (“Code of Ethics”) that applies to all of our directors, officers and employees, including our principal executive officer and our principal financial and accounting officer. We filed a copy of our Code of Ethics as exhibit 14 to our Annual Report on Form 10-K for our fiscal year ended December 31, 2003 and it is also available, free of charge, on our website at www.feicompany.com. We also post any waivers or our Code of Ethics for our directors or executive officers on our website. We will provide, free of charge to any person, a copy of our Code of Ethics. Requests should be sent to: Secretary, FEI Company, 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124-5793.

EXECUTIVE OFFICERS

The following table identifies our current executive officers, the positions they hold, and the year in which they began serving as an executive officer. Our executive officers are appointed by the Board annually to hold office until their successors are elected and qualified or their earlier death, resignation or removal.

Name	Age(1)	Current Position(s) with Company	Officer Since
Vahé A. Sarkissian	62	Chairman of the Board, President and Chief Executive Officer	1998
Steven D. Berger	46	Executive Vice President and Chief Operating Officer	2002
John A. Doherty	59	Senior Vice President, Worldwide Sales	1999
Robert H. J. Fastenau	51	Senior Vice President and General Manager, Electron Optics Products Division	2001
Robert S. Gregg	51	Executive Vice President and Chief Financial Officer	2004
Jim D. Higgs	54	Senior Vice President, Human Resources	1997
John M. Lindquist	44	Senior Vice President, Corporate Marketing	2001
Stephen F. Loughlin	54	Vice President of Corporate Finance	2001
Bradley J. Thies	44	Vice President, General Counsel and Secretary	2001

(1) As of March 1, 2005.

For biographical information for Vahé A. Sarkissian, see “Election of Directors” above.

Steven D. Berger was appointed as our Executive Vice President and Chief Operating Officer in May 2003. From August 2002 to May 2003, Mr. Berger served as our Senior Vice President and Chief Technology Officer. Mr. Berger joined us via our merger with Micrion Corporation, a manufacturer of equipment used in the semiconductor manufacturing and processing business that merged with FEI in August 1999, as Vice President and Peabody Site Manager. Mr. Berger joined Micrion in 1997 as Vice President. Mr. Berger earned his B.S. degree in physics from the University of Salford and his Ph.D. degree in Electron Microscopy from the Cavendish Laboratory at Cambridge University.

John A. Doherty became our Senior Vice President of Worldwide Sales in October 2001. Mr. Doherty joined us in August 1999 as Vice President and General Manager for the Asia Pacific Region Sales and Service Division. From 1984 to August 1999, Mr. Doherty was a founder and Senior Vice President of Sales and Marketing for Micrion Corporation. Mr. Doherty holds B.S. and M.S. degrees in Electrical Engineering from Rensselaer Polytechnic Institute.

Robert H. J. Fastenau became Senior Vice President and General Manager of our Electron Optics Product Division in January 2001. He joined Philips Electron Optics Division, which we subsequently acquired, in October 1995 as Director of Research and Development. He became our Senior Vice President of Research and Development in February 1997 and served in that role until January 2001. Mr. Fastenau holds M.S. and Ph.D. degrees in Technical Physics from Delft University.

Robert S. Gregg joined us as Executive Vice President and Chief Financial Officer in January 2004. From 2002 until joining us, Mr. Gregg was a founding member of Symbian, a semiconductor start-up company. From 1999 through 2002, Mr. Gregg was President and Chief Executive Officer of Unicru, Inc., a leading provider of hiring management software systems. Prior to this, Mr. Gregg served as the Chief Financial Officer at Sequent Computer Systems, Inc., a global computer company, for 16 years. Mr. Gregg holds a B.S. degree in Finance and Accounting from the University of Oregon.

Jim D. Higgs joined us as Senior Vice President of Human Resources in November 1997. Prior to joining us, Mr. Higgs was the Oregon Site Management Director of Synopsys, Inc., a leading supplier of electronic design automation software to the global electronics industry, and, prior to its merger into Synopsys, the Vice President of Human Resources for Logic Modeling. Mr. Higgs holds B.S. degrees in Business, Psychology and Physics from the University of Oregon.

John M. Lindquist became our Senior Vice President, Corporate Marketing in June 2002. From May 2000 until June 2002, Mr. Lindquist was Senior Vice President and General Manager, Microelectronics Product Group. Mr. Lindquist joined us in 1989 as an applications scientist. Mr. Lindquist has held several positions in the management of marketing and product development, and most recently held the position of Vice President of Marketing from 1998 to 2000. Mr. Lindquist received his Ph.D. degree in Physical Chemistry from the University of California, and a B.S. degree in Chemistry and Biology from the University of Puget Sound.

Stephen F. Loughlin became our Controller and Vice President of Corporate Finance in January 2004 and, prior to that, served as Acting Chief Financial Officer from December 2001 until January 2004. Mr. Loughlin initially joined us as our Vice President of Finance, which position he held from July 2001 to December 2001. From April 1999 through June 2001, Mr. Loughlin served as Vice President of Finance and Chief Financial Officer for RadiSys Corporation, a provider of communications systems components. Mr. Loughlin spent the prior nine years at Sequent Computer Systems, Inc., a manufacturer and provider of information technology solutions, as Vice President and Controller. Mr. Loughlin serves on the board of directors of Lacrosse Footwear, Inc., a producer of footwear and clothing. Mr. Loughlin holds a B.S. degree in Accounting from Boston College.

Bradley J. Thies rejoined us as Vice President, General Counsel and Secretary in April 2001. Mr. Thies had previously served as our General Counsel and Secretary from February 1999 to April 2000. From April 2000 to April 2001, Mr. Thies was General Counsel of WebTrends Corporation, an enterprise software company that developed, marketed and sold website monitoring and analytics software. Mr. Thies holds a B.A. degree in political science and history from Willamette University and a J.D. degree from Columbia Law School.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth, with respect to the last three years, all compensation earned by our chief executive officer and our four most highly compensated executive officers other than the chief executive officer during 2004.

					Long-Term
					Compensation
	Annual Compensation				Awards
Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Other Annual Compensation ($)	Securities Underlying Options (#)	All Other Compensation ($)
Vahé A. Sarkissian (2)	2004	$550,385	$430,678	$—	110,000	$58,387
Chairman, President and	2003	483,846	99,662	—	250,000	146,676
Chief Executive Officer	2002	455,000	230,269	—	125,000	132,920

John A. Doherty (3)	2004	244,615	189,406	—	20,000	39,788
Senior Vice President	2003	216,154	92,687	—	40,000	—
Worldwide Sales	2002	200,000	87,376	—	20,000	—

Robert S. Gregg (4)	2004	295,385	121,890	—	200,000	—
Executive Vice President	2003	—	—	—	—	—
and Chief Financial Officer	2002	—	—	—	—	—

Steven D. Berger (5)	2004	273,846	137,517	—	100,500	13,246
Executive Vice President	2003	209,250	22,770	—	59,000	91,196
and Chief Operating Officer	2002	177,308	94,200	—	25,000	—

Robert H.J. Fastenau (6)	2004	217,665	97,281	—	30,000	15,552
Senior Vice President and	2003	182,985	16,696	—	33,000	14,206
General Manager, Electron Optics Products Division	2002	147,611	19,972	—	20,000	11,826

(1)   Except for amounts paid to Mr. Doherty, all amounts paid were awarded under our management bonus plan. Amounts paid to Mr. Doherty also include sales commissions earned.

(2)   All Other Compensation for Mr. Sarkissian in 2004 represents reimbursement of housing expenses and associated taxes.  In 2003 and 2002, All Other Compensation includes reimbursement of housing expenses and associated taxes, as well as forgiveness of loans pursuant to Mr. Sarkissian’s previously executed Employment Agreement.

(3)   All Other Compensation for Mr. Doherty represents reimbursement of housing expenses, airline travel and rental of an automobile.

(4)   Mr. Gregg joined FEI in January 2004 and, accordingly, his compensation includes amounts earned from that time.

(5)   All Other Compensation for Mr. Berger represents the payment of relocation expenses.

(6)   All Other Compensation for Mr. Fastenau in 2004 includes an allowance of $1,373 for miscellaneous expenses and $14,179 related to the lease of an automobile.  All Other Compensation in 2003 and 2002 includes the same items.

Stock Option Grants in Last Fiscal Year

The following table contains information concerning the grant of stock options to the persons named in the summary compensation table in 2004.

					Potential
Individual Grants (1)					Realizable Value
	Number of	% of Total			At Assumed Annual
	Securities	Options			Rates of Stock Price
	Underlying	Granted to			Appreciation for
	Options	Employees in	Exercise	Expiration	Option Term (2)
Name	Granted	Fiscal Year	Price ($/Sh.)	Date	5%	10%
Vahé A. Sarkissian	110,000	9.7%	$23.82	04/14/11	$1,066,685	$2,485,829
Robert S. Gregg	200,000	17.7%	$22.77	01/02/14	$2,863,986	$7,257,903
Steven D. Berger	50,000	4.4%	$26.15	01/28/14	$822,280	$2,083,819
	50,000	4.4%	$23.82	04/14/11	$484,857	$1,129,922
	500	0.0%	$22.97	06/22/11	$4,676	$10,896
John A. Doherty	20,000	1.8%	$23.82	04/14/11	$193,942	$451,969
Robert H.J. Fastenau	30,000	2.6%	$23.82	04/14/11	$290,914	$677,953

(1)   Options granted in 2004 vest as to 25% on each of the first through fourth anniversaries of the grant date.

(2)   These calculations are based on certain assumed annual rates of appreciation as required by rules adopted by the SEC requiring additional disclosure regarding executive compensation. Under these rules, an assumption is made that the shares underlying the stock options shown in this table could appreciate at rates of 5% and 10% per annum on a compounded basis over the ten-year term of the stock options. Actual gains, if any, on stock option exercises are dependent on the future performance of our business and overall stock market conditions. There can be no assurance that amounts reflected in this table will be achieved.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table provides information concerning options exercised during 2004 and unexercised options held as of December 31, 2004 with respect to the people named in the 2004 summary compensation table.

			Number of
			Securities Underlying
			Unexercised			Value of Unexercised
	Number of		Options			In-The-Money Options
	Shares		At FY-End			At FY-End (1)
	Acquired	Value	Exercisable/			Exercisable/
Name	On Exercise	Realized	Unexercisable			Unexercisable
Vahé A. Sarkissian	20,000	$298,855	520,380	/	394,000	$2,979,738	/	$1,066,200
Robert S. Gregg	—	—	—	/	200,000	—	/	—
Steven D. Berger	—	—	63,429	/	153,350	$177,171	/	$239,408
John A. Doherty	—	—	80,750	/	64,250	$582,310	/	$169,050
Robert H.J. Fastenau	—	—	52,050	/	62,950	$224,193	/	$142,178

(1)   Market value of the underlying securities is based upon the closing price of our common stock on the Nasdaq National Market on December 31, 2004 of $21.00 per share, minus exercise price of the unexercised options.

EMPLOYMENT ARRANGEMENTS AND EXECUTIVE SEVERANCE AGREEMENTS

CEO Employment Arrangements

Upon his employment in 1998, Mr. Sarkissian’s employment agreement provided for an initial grant of 50,000 shares of our common stock, options to purchase 49,380 shares of our common stock and a restricted stock purchase grant of 150,620 shares of our common stock, funded through a loan from FEI. A loan of $1,116,000 to Mr. Sarkissian was made in order to enable Mr. Sarkissian to purchase 150,620 restricted shares of our common stock. Our repurchase right on these shares fully lapsed on June 25, 2003. The loan originally was due on June 24, 2002 and bore interest at a rate of 5.58%. Effective June 25, 2002, our Board approved an amendment to the loan to extend the due date of the loan to June 25, 2005 and to increase the interest rate to 5.75%. Mr. Sarkissian prepaid this loan and all accrued interest in December 2004.

CEO Severance Agreement

We entered into an executive severance agreement with Mr. Sarkissian in February 2002. Under the terms of this agreement, Mr. Sarkissian is entitled to a severance payment in the event that his employment is terminated by us other than for cause, death or disability. Upon such termination, Mr. Sarkissian is entitled to a severance payment equal to three times his annual salary plus an amount equal to his target annual incentive for the year in which he is terminated, certain insurance benefits and accelerated vesting of his stock options and restricted stock awards. In the event Mr. Sarkissian’s employment is terminated within 18 months following a change of control other than for cause, death or disability, or by Mr. Sarkissian for “good reason,” he is entitled to the severance payments described above and a tax restoration payment equal to the amount of (i) any excise tax on the severance payments, (ii) any excise tax on the tax restoration payment and (iii) any federal, state and local income tax on the tax restoration payment. For purposes of these agreements, good reason generally means a material reduction in Mr. Sarkissian’s responsibilities following a change of control, a reduction in his base salary immediately prior to a change of control that is not part of an across-the-board reduction affecting employees generally, relocation of Mr. Sarkissian more than 50 miles from the location of his office at the time of a change of control or a significant reduction in benefits available to him under the successor company’s incentive or other employee benefit plans after a change of control compared to the total package of benefits as in effect prior to the change of control. Receipt of severance payments in any case is contingent upon execution of a release of claims by him. No such amounts are payable if Mr. Sarkissian’s termination is due to death, normal retirement or voluntary action by Mr. Sarkissian (except for good reason following a change of control), termination for cause by us or permanent disability. In addition, no benefits are payable under the severance agreement if Mr. Sarkissian receives severance benefits under any other agreement with us. Mr. Sarkissian does, however, have the ability in such case to elect to receive the payments under this agreement in lieu of all benefits provided by all other such agreements.

Change of Control Agreements

We also entered into executive severance agreements with our other named officers, Messrs. Doherty, Gregg, Lindquist and Berger. Under the terms of these agreements, each executive officer is entitled to severance pay in the event his employment is terminated within 18 months following a change of control other than for cause, death or disability or by the officer for “good reason.” For purposes of these agreements, good reason generally means a material reduction in the officer’s responsibilities within 18 months following a change of control, a reduction in the officer’s base salary in effect prior to the change of control that is not part of an across-the-board reduction affecting employees generally, relocation of the officer more than 50 miles from the location of his office at the time of a change of control or a significant reduction in benefits available to the officer under the successor company’s incentive or other employee benefit plans after a change of control compared to the total package of benefits as in effect prior to the change of control. Upon such termination, the executive officer is entitled to a severance payment equal to two times his annual salary plus an amount equal to his target annual incentive for the year in which he is terminated, certain insurance benefits and accelerated vesting of the officer’s stock options. Receipt of severance payments in any case is contingent upon execution of a release of claims by the officer. No such amounts are payable if the executive officer’s termination is due to death, normal retirement or voluntary action by the officer (except for good reason following a change of control), termination for cause by us or permanent disability. In addition, no benefits are payable under the severance agreements if the officer receives severance benefits under any other agreement with us, unless the officer elects to receive payments under this agreement in lieu of all the benefits provided in all other such agreements.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2004, none of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

This section shall not be deemed to be “soliciting material,” or to be “filed” with the Securities and Exchange Commission, is not subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, and is not to be incorporated by reference into any filing of FEI under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, regardless of date or any other general incorporation language in such filing.

Our Compensation Committee consists of three directors, Donald R. VanLuvanee, Dr. Gerhard Parker and Wilfred J. Corrigan. The Compensation Committee is responsible for determining the compensation of the company’s executive officers, administering the company’s equity incentive plans, and overseeing the company’s general employee compensation practices.  The specific duties and responsibilities of the Compensation Committee are described in the Compensation Committee Charter, which is available on the company’s website at www.feicompany.com.

The Compensation Committee met five times in 2004 and our members interact with management throughout the year.  The Compensation Committee makes executive compensation decisions based on information from a variety of sources, including management, outside consultants, outside counsel, information generally available and from the experience of the individual members of the Compensation Committee.  The outside consultants utilized by the Compensation Committee in 2004 were identified by management, but approved by the Compensation Committee.

Compensation Principles and Process

The company’s success depends in part on attracting, retaining and properly motivating and rewarding high quality executive officers. The company’s executive compensation practices are designed to achieve these objectives by:

•                  providing total compensation that is competitive with other companies in its industry;

•                  linking compensation to corporate and individual performance; and

•                  encouraging long-term success and aligning management interests with shareholder interests by tying executive compensation in part to appreciation in the market price of the company’s common stock.

Early each year, we review and evaluate the compensation paid to the company’s executive officers and determine the base salary, target bonus and stock option grants for each executive officer.  During the year, changes are occasionally made to individual compensation packages due to a change in the executive’s position, responsibilities or role at FEI or for other reasons.

In determining the compensation for the executive officers other than the Chief Executive Officer, the Compensation Committee seeks input from the Chief Executive Officer, who makes specific recommendations to the Compensation Committee concerning compensation for each of the other executive officers. The Compensation Committee uses comparative and peer group information provided by outside consultants in determining appropriate compensation for executive officers.

During 2004, the Compensation Committee considered, with input from management, outside auditors, outside consultants and outside legal counsel, the impact of changes in the accounting for stock options and whether significant change in the nature of the company’s equity incentives was warranted.  Although the Compensation Committee has not made significant changes to our equity compensation practices to date, the Compensation Committee will continue to evaluate our equity compensation practices.

Compensation Components

The primary components of the company’s executive compensation are base salary, bonuses, long-term incentive compensation in the form of stock options and, to a lesser extent, benefits.

Base Salary.  The Compensation Committee attempts to establish base salary levels for executive officers that are competitive with those established by companies of similar size in the technology industry. When determining salaries, the Compensation Committee also takes into account individual experience levels, job responsibility, individual performance and the amount and nature of the other compensation paid to the executive. Each executive’s salary is reviewed annually and adjustments may be made when appropriate to reflect competitive market factors and the individual factors described above.

Management Bonus Plan.    In 2004, the company’s executive officers were eligible for payment of an annual bonus under the company’s management bonus plan. We set a target bonus for each executive officer at the beginning of the year. The amount of the target bonus for each executive is based on substantially the same factors as those factors used to determine salaries.  The amount of the actual bonus paid to each executive is based equally on the extent to which FEI meets certain pre-tax operating profit targets and the individual executive’s performance during the year.  The determination of each executive’s performance for the year is based primarily on the CEO’s assessment of the executive’s performance for that year based on objectives set by the CEO and the executive.  The actual bonus paid to an individual executive may exceed his or her target bonus.  No bonus awards are made if company performance is less 70% of the targeted earnings.  If earnings exceed the target by 30% then the total available amount to be paid under the bonus plan increases to 200% and continues on a straight-line basis for any earnings greater than 130% of target.

For 2004, the company achieved 95% of targeted performance and company’s target performance and actual bonuses paid to the executives ranged from approximately 24% to 80% of the executives’ base salary.

In addition, the company’s Senior Vice President of Worldwide Sales receives sales commissions pursuant to the company’s sales commission plan. None of the company’s other executives participate in the sales commission plan.

Stock Options.   The company’s primary long-term incentive compensation is through granting of stock options. Option grants reward executive officers and other key employees for performance that results in increases in the market price of the company’s common stock, which directly benefits all shareholders. In order to align the financial interests of executive officers and other key employees with those of the shareholders, stock options are granted on a periodic basis, taking into account, among other factors, competitive considerations, the size, vesting and exercise price of previous equity grants to an executive and his or her stock holdings.  Most stock options begin vesting one year after their date of grant and then vest in monthly increments until they are fully vested four years from their date of grant, subject to potential acceleration of vesting in connection with a change of control of FEI.

Benefits.    In 2004, executive officers were offered other benefits that were substantially the same as those offered to all employees. These benefits included:

•                  a 401(k) plan;

•                  medical, dental and vision insurance;

•                  an employee share purchase plan; and

•                  life and disability insurance.

In addition, certain of the company’s executive officers received reimbursements for housing, travel or vehicle related expenses, as described in the section titled “Executive Compensation” above.

Compensation of President and Chief Executive Officer

The principal components of compensation for the company’s President and Chief Executive Officer, Vahé A. Sarkissian, for 2004 were: base salary in the amount of $550,385, a bonus of $430,678 paid under our management bonus plan, $58,387 of housing allowances, including reimbursement of related taxes, and options to purchase 110,000 shares of common stock. The Compensation Committee determined the salary, bonus, stock option grants and benefits granted to the Chief Executive Officer based on substantially the same factors as those used to determine the compensation of the other executive officers. The Compensation Committee evaluated the performance of the Chief Executive Officer based on our review of the company’s financial and operating performance, the company’s other achievements, and the Chief Executive Officer’s contribution to these achievements.  The Compensation Committee did not rely on any rigid formula or criteria in its evaluation.

Equity Ownership Guidelines

While we encourage the company’s executive officers to hold equity in FEI, we do not have a formal policy on executive equity ownership.

Tax Law Limits on Executive Compensation

Internal Revenue Code section 162(m) limits the amount that the company may deduct for compensation paid to any of its most highly compensated officers to $1,000,000 per person.  Annual cash compensation to the company’s executive officers exceeds $1,000,000 per person only by a relatively small amount, so generally has been deductible. In addition to salary and bonus compensation, upon the exercise of stock options that are not treated as incentive stock options, the excess of the current market price over the option price (option spread) is treated as compensation and, therefore, in any year, such exercise may cause the officer’s total compensation to exceed $1,000,000. Under certain regulations, option spread compensation from options that meet certain requirements will not be subject to the $1,000,000 cap on deductibility, and it is the company’s current policy generally to grant options that meet those requirements although individual exceptions may occur.

All aspects of executive compensation are subject to change at the discretion of the Compensation Committee. The Compensation Committee monitors executive compensation on an ongoing basis to ensure that it continues to meet the company’s objectives.

Compensation Committee Members

Donald R. VanLuvanee, Chairman
Dr. Gerhard Parker
Wilfred J. Corrigan

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions Between FEI and Philips

We have historically conducted significant business with Philips and its affiliated companies. Philips currently owns approximately 25% of our outstanding common stock. One of our current directors, Jan C. Lobbezoo, is an executive officer of an affiliated company of Philips.

The following summarizes the dollar amount of transactions with Philips in 2004 (in thousands):

Amounts Paid to Philips
Subassemblies and other materials purchased from Philips	$19,071
Facilities leased from Philips	199
Various administrative, accounting, customs, export, human resources, import, information technology, logistics and other services provided by Philips	510
Research and development services provided by Philips	4,920
$24,700

Amounts Received from Philips
Product sales	$2,712
Service sales	325
$3,037

Current accounts with Philips represent accounts receivable and accounts payable between us and various Philips business units. Most of the current account transactions relate to deliveries of goods, materials and services. Current accounts with Philips consisted of the following at December 31, 2004 (in thousands):

Current accounts receivable	$276
Current accounts payable	(4,516)
$(4,240)

Accurel

Mr. Sarkissian, our Chief Executive Officer, President and Chairman of our Board of Directors, owned a 50% interest in Accurel Systems International Corp. (“Accurel”), an analytical services provider to the semiconductor and data storage markets. We have sold equipment and related services and have provided certain other services to Accurel. In March 2005, Accurel was sold to Implant Sciences Corporation, an unrelated third party.  Following the sale, Mr. Sarkissian owns less than 5% of the outstanding stock of Implant Sciences Corporation.

The following information relates to the amounts due to us from Accurel as of December 31, 2004 for one system sold to them in 2002:

Amount remaining due (in thousands)	$1,170
Final payment due	March 2006
Interest rate	7.0%

Also included in current receivables from Accurel at December 31, 2004 is $0.2 million related to parts and service sales.  As of December 31, 2004, Accurel was current on all amounts owed to us.  As of March 31, 2005, the $1.2 million due from Accurel related to the system sold to them in 2002 had been paid in full.

Stock Purchase Loan

On June 25, 1998, we loaned our Chief Executive Officer, President and Chairman of our Board of Directors $1.1 million for the purchase of restricted stock.  We recorded interest income on this loan totaling $87,000 in 2004. Mr. Sarkissian repaid the principal and accrued interest, totaling $1.6 million, in full on December 17, 2004.

OTHER TRANSACTIONS

In addition to Philips and Accurel, we have sold products and services to LSI Logic Corporation, Applied Materials and Nanosys.  A director of Applied Materials, the Chairman and Chief Executive Officer of LSI Logic and the Executive Chairman of Nanosys are all members of our Board of Directors.  Sales to Applied Materials, LSI Logic and Nanosys were as follows in 2004 (in thousands):

Product sales:
Applied Materials	$550
LSI Logic	740
Nanosys	—

Service sales:
Applied Materials	$—
LSI Logic	251
Nanosys	17

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Deloitte & Touche LLP has been appointed to serve as our independent registered public accountants for 2005 and served as our independent registered public accountants for 2004. Representatives of Deloitte & Touche are expected to attend the annual meeting. These representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Fees

The following fees were paid to Deloitte & Touche related to fiscal 2004 and 2003:

		% Pre-		% Pre-
		approved by		approved by
		Audit		Audit
	2004	Committee	2003	Committee
Audit Fees	$2,294,373	100%	$1,031,385	100%
Audit Related Fees(1)	339,337	100%	153,224	100%
Tax Fees(2)	570,016	100%	710,100	100%
All Other Fees	—	—	—	—
	$3,203,726		$1,894,709

(1)   Consists of fees for consents and comfort letters in conjunction with our capital market financial transactions, the audit of our employee benefit plans, fees for statutory audits of our foreign subsidiaries, compliance with the Sarbanes Oxley Act of 2002 and acquisition and other transactional related due diligence and accounting consultations.

(2)   Consists of corporate tax compliance assistance and other tax consulting.

Pre-Approval Policies

All audit and non-audit services performed by Deloitte & Touche, and all audit services performed by other independent registered public accountants, are pre-approved by the Audit Committee. These services include, but are not limited to, the annual financial statement audit, statutory audits of our foreign subsidiaries, audits of employee benefit plans, compliance with the Sarbanes Oxley Act of 2002, tax compliance assistance and tax consulting and assistance.

AUDIT COMMITTEE REPORT

This section shall not be deemed to be “soliciting material,” or to be “filed” with the Securities and Exchange Commission, is not subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, and is not to be incorporated by reference into any filing of FEI under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, regardless of date or any other general incorporation language in such filing.

In accordance with the written charter adopted by the Board on January 28, 2004, a copy of which was provided with our proxy statement for our 2004 annual meeting as Appendix A, the Audit Committee of the Board consists of three members and operates under such written charter.

Membership of the Audit Committee

From January 1, 2004 to January 28, 2004, the Audit Committee consisted of Michael J. Attardo, Jan C. Lobbezoo and James T. Richardson (Chair). On January 28, 2004, Mr. Lobbezoo ceased to serve on the Audit Committee and Thomas F. Kelly was added. Messrs Attardo, Richardson and Kelly have been determined by our Board to be independent according to SEC rules and the Nasdaq National Market’s listing standards.

Audit Committee Financial Expert

As required by the Sarbanes-Oxley Act of 2002, our Board has determined that two members of our Audit Committee, Messrs. Kelly and Richardson, have the qualifications to be “audit committee financial experts” as defined in the SEC’s rules and regulations.

Role of the Audit Committee

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. Our independent registered public accountants are responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. Our responsibility is to monitor and review these processes. We are not professionally engaged in the practice of accounting or auditing, however, and are not experts in the fields of accounting or auditing, including with respect to auditor independence. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent registered public accountants.

The Audit Committee held ten meetings during 2004. The meetings were designed to, among other things, facilitate and encourage communication among the Audit Committee, management and FEI’s independent registered public accountants, Deloitte & Touche. We discussed with Deloitte & Touche the overall scope and plans for their audits. We met with Deloitte & Touche, with and without management present, to discuss the results of their examinations and their evaluations of FEI’s internal controls.

The purpose of the Audit Committee is to fulfill the Board’s oversight responsibilities relating to our corporate accounting and reporting practices, the quality and integrity of our financial reports, compliance with laws and the maintenance of ethical standards and effective internal controls.

During the meetings held in 2004, the Audit Committee reviewed and discussed, among other things:

•     results of the 2004 independent audit and review of the 2004 financial statements (audited and unaudited), Form 10-K and proxy statement;

•     issues regarding accounting, administrative and operating matters noted during the 2004 audit;

•     new requirements and responsibilities for audit committees;

•     FEI’s significant policies for accounting and financial reporting and the status and anticipated effects of changes in those policies, including revenue recognition;

•     adequacy and effectiveness of FEI’s internal control policies and procedures;

•     the quarterly and annual procedures performed by our independent auditors, Deloitte & Touche;

•     the quarterly consolidated financial statements and filings with the SEC; and

•     other matters concerning FEI’s accounting, financial reporting and internal controls.

Review of FEI’s Audited Financial Statements for the Fiscal Year Ended December 31, 2004

At meetings in February and March of 2005, the Audit Committee reviewed and discussed the 2004 financial statements with management and the independent registered public accountants. Specifically, the Audit Committee discussed with the independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 61. In addition, the Audit Committee discussed with the independent registered public accountants their independence from management and FEI, including the matters covered by the letter to FEI from the independent registered public accountants required by Independence Standards Board Standard No. 1.

In March 2005, the Audit Committee reviewed FEI’s audited financial statements and footnotes for inclusion in FEI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004. Based on this review and prior discussions with management and the independent registered public accountants, the Audit Committee recommended to the Board that FEI’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the SEC.

Audit Committee Members

James T. Richardson, Chairman

Michael J. Attardo
Thomas F. Kelly

STOCK PERFORMANCE GRAPH

This section shall not be deemed to be “soliciting material,” or to be “filed” with the Securities and Exchange Commission, is not subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, and is not to be incorporated by reference into any filing of FEI under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, regardless of date or any other general incorporation language in such filing.

The SEC requires that public companies include in their proxy statements a line-graph presentation comparing cumulative five-year shareholder returns on an indexed basis, assuming a $100 initial investment and reinvestment of dividends, of (a) FEI Company, (b) a broad-based equity market index and (c) an industry-specific index. The broad-based market index used is the Nasdaq Stock Market Total Return Index—U.S. and the industry-specific peer index used is the Nasdaq Non-Financial Index.

	Base	Indexed Returns
	Period	Year Ending
Company/Index	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
FEI Company	$100.00	$146.77	$203.29	$98.65	$145.16	$135.48
Nasdaq U.S. Index	100.00	72.62	50.23	29.12	44.24	47.16
Nasdaq Non-Financial	100.00	64.07	49.84	33.60	51.21	55.16

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of the outstanding shares of our common stock (“10 percent shareholders”), to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of shares of our common stock and other equity securities. To the best of our knowledge, based solely on review of the copies of such reports furnished to us or otherwise in our files and on written representations from our directors and executive officers, our officers, directors and 10 percent shareholders complied with all applicable Section 16(a) filing requirements during 2004 except that Messrs. Lawrence A. Bock and Jan C. Lobbezoo, each a director of FEI, and Steven D. Berger, an executive officer of FEI, each failed to timely file one Form 4, Statement of Changes in Beneficial Ownership, relating to the grant of stock options.

TRANSACTION OF OTHER BUSINESS

As of the date of this proxy statement, the Board is not aware of any other matters that may come before this meeting. It is the intention of the persons named in the enclosed proxy to vote the proxy in accordance with the recommendation of management if any other matters do properly come before the meeting.

Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the meeting, no business can be transacted. Therefore, please be sure to date and sign your proxy exactly as your name appears on your stock certificate and return it in the enclosed postage prepaid return envelope. Please act promptly to ensure that you will be represented at this important meeting.

By Order of the Board of Directors:

Vahé A. Sarkissian
Chairman, President and Chief Executive Officer
Dated: April 13, 2005

FEI COMPANY

Proxy for Annual Meeting of Shareholders to be Held on May 19, 2005

The undersigned hereby names, constitutes and appoints Vahé A. Sarkissian, Robert S. Gregg and  Bradley J. Thies, or any one of them acting in absence of the others, with full power of substitution, my true and lawful attorneys and Proxies for me and in my place and stead to attend the Annual Meeting of the Shareholders of FEI Company (the “Company”) to be held at 9:00 a.m. on Thursday, May 19, 2005, and at any and all postponements or adjournments thereof, and to vote all the shares of common stock held of record in the name of the undersigned on March 21, 2005, with all the powers that the undersigned would possess if he or she were personally present.

1.	PROPOSAL 1 - Election of Directors	☐ FOR all nominees listed below
☐ WITHHOLD AUTHORITY to vote for all nominees listed below

To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below:

Dr. Michael J. Attardo	Lawrence A. Bock	Wilfred J. Corrigan

Thomas F. Kelly	Dr. William W. Lattin	Jan C. Lobbezoo

Dr. Gerhard Parker	James T. Richardson	Vahé A. Sarkissian	Donald R. VanLuvanee

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF

THE NOMINEES NAMED ABOVE.

2.     To consider and vote on a proposal to amend the 1995 Stock Incentive Plan to increase the number of shares of our common stock reserved for issuance under the plan from 7,000,000 to 8,000,000.

FOR PROPOSAL 2  ☐     AGAINST PROPOSAL  2  ☐     ABSTAIN ON PROPOSAL 2  ☐

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE

APPROVAL OF PROPOSAL 2

3.     To consider and vote on a proposal to amend the FEI Employee Share Purchase Plan to increase the number of shares of our common stock reserved for issuance under the plan from 1,450,000 to 1,950,000.

FOR PROPOSAL 3  ☐     AGAINST PROPOSAL 3  ☐     ABSTAIN ON PROPOSAL 3  ☐

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE

APPROVAL OF PROPOSAL 3

4.     To transact such other business as may properly come before the meeting or at any and all postponements or adjournments of the meeting.

THIS PROXY IS SOLICITED BY THE COMPANY.  IF NO SPECIFIC DIRECTION IS GIVEN AS TO ANY OF THE ABOVE ITEMS, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSALS 2 and 3.

Signature(s)	Dated	, 2005

NOTE:    Please sign as name appears hereon.  Joint owners should each sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

I do (   ) do not (   ) plan to attend the meeting.  (Please check)

The shareholder signed above reserves the right to revoke this Proxy at any time prior to its exercise by written notice delivered to the Company’s Secretary at the Company’s corporate offices at 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124, prior to the Annual Meeting.  The power of the Proxy holders shall also be suspended if the shareholder signed above appears at the Annual Meeting and elects in writing to vote in person.

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone
http://www.eproxy.com/fei		1-866-540-5760		Mail

Use the Internet to vote your		Use any touch-tone telephone to		Mark, sign and date
proxy. Have your proxy card in	OR	vote your proxy. Have your proxy	OR	your proxy card and
hand when you access the web site.		card in hand when you call.		return it in the
enclosed postage-paid
envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement

on the Internet at:  http://www.feicompany.com

You can now access your FEI Company account online.

Access your FEI Company shareholder account online via Investor ServiceDirectSM (ISD)

Mellon Investor Services LLC, Transfer Agent for FEI Company, now makes it easy and convenient to get current information on your shareholder account.

• View account status
• View certificate history
• View book-entry information
• View payment history for dividends
• Make address changes
• Obtain a duplicate 1099 tax form
• Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC